Exhibit 99.1

TRIO-TECH REPORTS 124% Q3 REVENUE GROWTH, DRIVEN BY STRONG SEMICONDUCTOR RELIABILITY TESTING DEMAND SUPPORTING AI AND AUTOMOTIVE APPLICATIONS

Van Nuys, Calif. – May 14, 2026 – Trio-Tech International (NYSE American: TRT), a comprehensive provider of semiconductor back-end solutions and a global value-added supplier of electronic equipment, today announced financial results for its fiscal third quarter ended March 31, 2026.

The Company reported 124% year-over-year revenue growth, driven primarily by strong demand for semiconductor reliability testing services.

Trio-Tech International Chairman and CEO S.W. Yong’s Comments

Semiconductor Back-End Solutions Driving Growth

“During the third quarter, we delivered strong revenue growth driven primarily by continued demand in our Semiconductor Back-End Solutions segment, including customers developing advanced AI computing and EV automotive-related chips that require high levels of reliability and performance validation. We continue to see solid momentum in semiconductor testing services and equipment, particularly across Asian operations.

“We are encouraged by the significant year-over-year improvement in revenue and profitability year-to-date. We believe Trio-Tech is well-positioned as a key partner for semiconductor reliability and performance validation, particularly for customers in high-growth markets such as AI and EV automotive. In March, we announced approximately $5.3 million in orders for high-performance Burn-In Boards supporting a next-generation AI GPU platform. Since then, we have received an additional $2.5 million in orders, underscoring demand for our burn-in and reliability solutions. Accordingly, we continue to invest in our capabilities and regional footprint to support anticipated growth opportunities in these expanding end markets.

“Our focused approach, combined with expanding testing activity across Southeast Asia, continues to support strong segment performance. With a solid balance sheet, further strengthened by our recently completed equity financing, and with continued operational discipline, we remain focused on executing our strategy and positioning the Company for sustainable growth.”

Fiscal 2026 Third Quarter Financial Results

•	Total revenue: $16.5 million, a 124% increase from $7.4 million in Q3 FY2025.
•	Semiconductor Back-End Solutions: $13.1 million, up 141% from $5.4 million in the prior year quarter, driven by higher testing volumes.
•	Industrial Electronics: $3.4 million, up 76% from $2.0 million, reflecting increasing demand across industrial and commercial applications, including aerospace-related products.
•	Gross margin: $2.6 million, or 16% of revenue, compared to $2.0 million, or 27%, in the prior year period; reflecting a higher mix of lower-margin, high-volume testing services.
•	Operating loss: $81 thousand, compared to an operating loss of $343 thousand in Q3 FY2025.
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Net loss attributable to common shareholders: $38 thousand, or approximately breakeven per diluted share, compared to a net loss of $495 thousand, or $0.06 per diluted share, in the prior year quarter.

•

Cash, cash equivalents, short-term deposits and restricted cash: $18.3 million as of March 31, 2026, compared with $19.5 million as of June 30, 2025. As announced, following the close of the quarter, the Company raised approximately $10 million in gross proceeds from a registered direct equity offering. Proceeds will be used for working capital and general corporate purposes, including strategic investments to expand capacity and support growth in the AI and automotive markets.

Fiscal 2026 Year-to-Date Financial Results

•	Total revenue: $47.7 million, an 85% increase from $25.8 million in the year ago period.
•	Semiconductor Back-End Solutions: $36.9 million, up 104% from $18.1 million in the prior year period.
•	Industrial Electronics: $10.8 million, up 40% from $7.7 million in the year-ago period.
•	Gross margin: $7.6 million, or 16% of revenue, compared to $6.5 million, or 25%, in the prior year period.
•	Operating income: $62 thousand, compared to an operating loss of $213 thousand a year ago.
•	Net income attributable to common shareholders: $165 thousand, or approximately $0.02 per diluted share, compared to a net loss of $224 thousand, or $0.03 per diluted share, in the prior year period.

Outlook

Trio-Tech expects increased demand for its semiconductor back-end testing services, supported by customer programs for advanced semiconductor devices, including high-performance CPU and GPU computing requirements and EV automotive applications. In response to growing demand from our North American and European semiconductor customers, the Company is expanding its footprint in Malaysia through a newly executed lease for an additional 104,000 square feet in Perai, Penang. This expansion adds significant capacity for AI-related testing services and meets the strong customer demand for our services in Southeast Asia.

The Company also expects higher contributions from its Industrial Electronics segment, driven by demand across industrial, commercial and aerospace applications. Within Industrial Electronics, revenue growth and contribution increased from key components used in third-generation point-of-sale (POS) systems, reflecting the segment’s continued expansion into commercial technology applications.

Trio-Tech remains focused on operational efficiency, disciplined demand-driven capital allocation, and maintaining a strong liquidity position to support long-term growth and profitability.

About Trio-Tech International

Trio-Tech International (NYSE American: TRT) is a California-based company operating in the United States, Singapore, Malaysia, Thailand, and China. Founded in 1958, Trio-Tech is a leading provider of semiconductor testing services, manufacturing solutions, and value-added distribution services. The Company’s diversified business segments include Semiconductor Back-End Solutions and Industrial Electronics.

For more information, visit www.triotech.com and www.universalfareast.com.

Forward-Looking Statements

This press release contains statements that are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and may contain forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and assumptions regarding future activities and results of operations of the Company. In light of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the following factors, among others, could cause actual results to differ materially from those reflected in any forward looking statements made by or on behalf of the Company: market acceptance of Company products and services; the divestiture of one or more business segments in response to, among other factors, changing business conditions or technologies and volatility in the semiconductor industry, which could affect demand for the Company's products and services; the impact of competition; problems with technology; product development schedules; delivery schedules; changes in military or commercial testing specifications which could affect the market for the Company's products and services; difficulties in profitably integrating acquired businesses, if any, into the Company; risks associated with conducting business internationally and especially in Asia, including currency fluctuations and devaluation, currency restrictions, imposition of tariffs, local laws and restrictions and possible social, political and economic instability; changes in U.S. and global financial and equity markets, including market disruptions and significant interest rate fluctuations; trade tension between U.S. and China and other economic, financial and regulatory factors beyond the Company's control. Other than statements of historical fact, all statements made in this release are forward looking, including, but not limited to, statements regarding industry prospects, future results of operations or financial position, and statements of our intent, belief and current expectations about our strategic direction, prospective and future financial results and condition. In some cases, you can identify forward looking statements by the use of terminology such as "may," "will," "expects," "plans," "anticipates," "estimates," "potential," "believes," "can impact," "continue," or the negative thereof or other comparable terminology. Forward looking statements involve risks and uncertainties that are inherently difficult to predict, which could cause actual outcomes and results to differ materially from our expectations, forecasts and assumptions. Many of these risks and uncertainties are beyond the Company's control. Reference is made to the discussion of risk factors detailed in the Company's filings with the Securities and Exchange Commission including its reports on Form 10-K and 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

For inquiries, please contact:

PondelWilkinson Inc.
Todd Kehrli or Jim Byers
tkehrli@pondel.com | jbyers@pondel.com

Tables to Follow

TRIO-TECH INTERNATIONAL AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (IN THOUSANDS, EXCEPT NUMBER OF SHARES)

	March 31,	June 30,
	2026	2025
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$12,970	$10,890
Short-term deposits	2,558	5,817
Trade accounts receivable, less allowance for expected credit losses of $151 and $35, respectively	13,386	10,804
Other receivables	511	608
Inventories, less provision for obsolete inventories of $824 and $851, respectively	2,472	2,262
Prepaid expense and other current assets	555	384
Restricted term deposits	821	816
Total current assets	33,273	31,581
NON-CURRENT ASSETS:
Deferred tax assets	90	91
Investment properties, net	305	345
Property, plant and equipment, net	5,994	6,021
Operating lease right-of-use assets	2,870	864
Other assets	244	231
Restricted term deposits	1,939	1,935
Total non-current assets	11,442	9,487
TOTAL ASSETS	$44,715	$41,068

LIABILITIES
CURRENT LIABILITIES:
Lines of credit	$-	$141
Accounts payable	5,698	1,896
Accrued expense	2,884	3,036
Contract liabilities	92	250
Income taxes payable	154	122
Current portion of bank loans payable	260	256
Current portion of finance leases	1	43
Current portion of operating leases	766	540
Total current liabilities	9,855	6,284
NON-CURRENT LIABILITIES:
Bank loans payable, net of current portion	255	428
Operating leases, net of current portion	2,104	324
Deferred tax liabilities	6	10
Other non-current liabilities	31	31
Total non-current liabilities	2,396	793
TOTAL LIABILITIES	$12,251	$7,077

EQUITY
TRIO-TECH INTERNATIONAL SHAREHOLDERS’ EQUITY:
Common stock, no par value, with 15,000,000 shares authorized; 8,962,909 and 8,625,610 shares issued as of March 31, 2026 and June 30, 2025, respectively; and 8,960,166 and 8,625,460 shares outstanding as of those dates, respectively.	$14,378	$13,490
Paid-in capital	6,372	5,979
Treasury stock, at cost	(12)	-
Accumulated retained earnings	11,030	12,037
Accumulated other comprehensive income-translation adjustments	2,557	2,522
Total Trio-Tech International shareholders’ equity	34,325	34,028
Non-controlling interest	(1,861)	(37)
TOTAL EQUITY	$32,464	$33,991
TOTAL LIABILITIES AND EQUITY	$44,715	$41,068

TRIO-TECH INTERNATIONAL AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME / (LOSS)

UNAUDITED (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)

	Three Months Ended		Nine Months Ended
	March 31,	March 31,	March 31,	March 31,
	2026	2025	2026	2025
Revenue
Semiconductor Back-end Solutions	$13,079	$5,425	$36,888	$18,113
Industrial Electronics	3,426	1,950	10,762	7,665
Others	6	9	24	24
	16,511	7,384	47,674	25,802

Cost of Sales	13,957	5,408	40,036	19,286

Gross Margin	2,554	1,976	7,638	6,516

Operating Expense:
General and administrative	2,273	2,067	6,644	5,996
Selling	263	216	633	542
Research and development	99	90	299	292
Gain on disposal of property, plant and equipment	-	(54)	-	(101)
Total operating expense	2,635	2,319	7,576	6,729

(Loss) / Income from Operations	(81)	(343)	62	(213)

Other Income / (Expense)
Interest expense	(11)	(10)	(41)	(36)
Other income / (expense), net	188	(144)	610	177
Government grant	11	22	15	93
Total other income / (expense)	188	(132)	584	234

Income / (Loss) from Continuing Operations before Income Taxes	107	(475)	646	21

Income Tax Expense	(146)	(6)	(287)	(196)

(Loss) / income from Continuing Operations before Non-controlling Interest, Net of Taxes	(39)	(481)	359	(175)

Discontinued Operations
Income from discontinued operations, net of tax	2	5	60	5
Net (Loss) / Income	(37)	(476)	419	(170)

Less: Net income attributable to non-controlling interest	1	19	254	54
Net (Loss) / Income Attributable to Common Shareholders	$(38)	$(495)	$165	$(224)

Amounts Attributable to Common Shareholders:
(Loss) / Income from continuing operations, net of tax	(39)	(498)	132	(227)
Income from discontinued operations, net of tax	1	3	33	3
Net (Loss) / Income Attributable to Common Shareholders	$(38)	$(495)	$165	$(224)

Basic (Loss) / Earnings per Share:
Basic (loss) / earnings per share from continuing operations	$(0.00)	$(0.06)	$0.02	$(0.03)
Basic earnings from discontinued operations	-	-	-	-
Basic (Loss) / Earnings per Share from Net Income	$(0.00)	$(0.06)	$0.02	$(0.03)

Diluted (Loss) / Earnings per Share:
Diluted (loss) / earnings per share from continuing operations	$(0.00)	$(0.06)	$0.02	$(0.03)
Diluted earnings per share from discontinued operations	-	-	-	-
Diluted (Loss) / Earnings per Share from Net Income	$(0.00)	$(0.06)	$0.02	$(0.03)

Weighted Average Number of Common Shares Outstanding (1)
Basic	8,840	8,545	8,721	8,516
Dilutive effect of stock options	908	206	554	226
Number of Shares Used to Compute Earnings Per Share Diluted	9,748	8,751	9,275	8,742

(1)

On January 5, 2026, the Company effected a two-for-one forward stock split of the Company's issued Common Stock. All share and per-share amounts included in the accompanying condensed consolidated financial statements have been retrospectively adjusted to reflect the stock split.

	Three Months Ended		Nine Months Ended
	March 31,	March 31,	March 31,	March 31,
	2026	2025	2026	2025
Comprehensive (Loss)/income Attributable to Common Shareholders:

Net (loss)/Income	$(37)	$(476)	$419	$(170)
Foreign currency translation, net of tax	(21)	522	374	742
Comprehensive (Loss) / Income	(58)	46	793	572
Less: comprehensive income attributable to non-controlling interest	2	26	294	163
Comprehensive (Loss) / Income Attributable to Common Shareholders	$(60)	$20	$499	$409